EXHIBIT 4.2
[Translation]
CSI04-09-P0018

Supplementary Agreement
To CSI-LDK071012 Contract
CSI04-09-P0018
Party A: CSI Cells Co., Ltd
Address: No.199 Lushan Road, Suzhou New District, Jiangsu Province
Party B: Jiangxi LDK Solar Hi-Tech Co., Ltd.
Address: Xinyu Economic Development Zone, Jiangxi Province
     Considering the direct impact upon the industry by the current global financial crisis, Party A and Party B, abiding by the principles of “mutual understanding, cooperation to cope with” and after friendly negotiations, hereby enter into this supplementary agreement with respect to the No.CSI-LDK071012 Wafer Supply Agreement and the relevant supplementary agreements already signed and being performed:
1.	Party A confirms to continue to purchase silicon wafers from Party B in the quantity of [****]*MW for 2009 as set forth under the above contract. Party B agrees to supply goods to Party A in the abovementioned quantity. Specific monthly supply plan is to be agreed by Party A and Party B depending on their realities and annexed to this Agreement.

2.	According to the current situation of solar market, both parties agree that the prices of the silicon wafers of various specifications supplied by Party B to Party A in the first half of 2009 are temporarily as below:

125*125 monocrystalline wafer	RMB[****]*/pc (tax inclusive),
agreed calculated power, 2.35W/pc

156*156 multicrystalline wafer	RMB [****]*/pc (tax inclusive), or USD [****]*/pc,
agreed calculation power, 3.75W/pc
3.	Party A and Party B agree that the unperformed portion of the LDK08335 Contract between both parties will not be performed again and in principle, the remaining portion of the payment for goods already made by Party A to Party B (USD [****]*) is used as the down payment for the purchase by Party A of not less than [****]*MW silicon wafers in the first half of 2009. Party B agrees to, in principle, deduct USD 1 per piece from payment for goods payable by Party A when Party A purchases silicon wafers from Party B in the first half of 2009 until the above down payment is deducted up. For RMB contract, if Party A has made full payment, Party B shall refund corresponding USD amount; for USD contract, direct deduction shall be made. Specific deduction method is to be agreed according to the type of goods delivered and delivery plan between both parties.

*	This portion of the Supplementary Agreement To CSI-LDK071012 Contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 24b-2.

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4.	Party A and Party B agree that the RMB [****]* down payment already made by Party A under the CSI-LDK071012 Contract in 2008 will be converted into Party A’s down payment for 2009. Party B will deduct it from the payment for goods payable by Party A in the last month of the second half of 2009. Specific purchase price will be determined by both parties before the end of June 2009.

5.	Party A and Party B agree that the supply for 2010 under the CSI-LDK071012 Contract will be merged with the CSIS-LDK2008-6-3 Contract between both parties. Both parties will further negotiate about supply price and other contract amendments based on the market conditions and endeavor to ensure that they are determined in 2009.

6.	Upon signing of this Agreement, in case of any discrepancy between this Agreement and other prior supplementary agreements to CSI-LDK071012 Contract, this Agreement shall prevail. After the signing of this Agreement, Party A will pay the RMB amount for goods previously owed to Party B and the amount of silicon materials already paid, in a total of RMB [****]*, before the end of February 2009.

Party A: CSI Cells Co., Ltd.	Party B: Jiangxi LDK Solar Hi-Tech Co., Ltd.
Signature: /s/	Signature: /s/
(with common seal of CSI Cells Co., Ltd)	(with common seal of Jiangxi LDK Solar Hi-Tech Co., Ltd.)
February 14, 2009	February 14, 2009

*	This portion of the Supplementary Agreement To CSI-LDK071012 Contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 24b-2.

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[Translation]
Wafer Supply Agreement
CSI-LDK071012
Party A: CSI Cells Co., Ltd
Address: No.199 Lushan Road, Suzhou New District, Jiangsu Province
Party B: Jiangxi LDK Solar Hi-Tech Co., Ltd.
Address: Xinyu High-tech Development Zone, Jiangxi Province
     In accordance with the Contract Law of the People’s Republic of China and other relevant laws and regulations, Party A and Party B, on the basis of equality, free will and mutual benefit and after adequate negotiations, hereby enter into this Agreement with respect to Party B’s supplying of multi-crystalline wafer products to Party A (Subject Matter), upon the terms and subject to the conditions as set forth below:
Article 1 Supply of Products
     Party B agrees to supply Grade A multi-crystalline wafer products in a specification of 156*156 ±0.5mm and in a thickness of 220μm ±20μm (hereinafter referred to “Products”) to Party A pursuant to the provisions of this Agreement. Specific quantity is determined as per the relevant provisions of this Agreement. (Note: In addition to the provisions of this Agreement, the product quality standard, specification, technical parameters, etc. also include the Grade A product standard provided by Party B to any third party and the Grade A product standard released by Party B).
Article 2 Specification and Quality Standard
Conduction type: P;     resistivity: 0.5Ω-3Ω/cm; life time: ≥2μs;
Specification: 156*156 ±0.5mm square, 1*1 chamfer angle
Oxygen content: ≤1*10-18/cm3; carbon content: ≤5*10-18/cm3
Thickness: 220 ±30μm; TTV: ≤50μm
BOW: ≤30μm; saw mark: ≤10μm
Broker corner: length≤1mm; depth≤1mm; not more than two per piece

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Article 3 Supply Quantity and Price

Time/
	unit price	Quantity (Million pieces\MW)
1	2008	Q1	Q2	Q3	Q4

		3.38Mpcs\12.5MW	3.38Mpcs\12.5MW	3.38Mpcs\12.5MW	3.38Mpcs\12.5MW

	Price (RMB¥/pc)	[****]*	[****]*	[****]*	[****]*

2	2009	[****]*	[****]*	[****]*	[****]*

	Price (RMB¥/pc)	[****]*	[****]*	[****]*	[****]*

	2010	[****]*	[****]*	[****]*	[****]*

3	Price (RMB¥/pc)	[****]*	[****]*	[****]*	[****]*
Article 4 Down Payment
1.	Party A shall make an annual down payment to Party B at 5% of the total contract amount of next year. Party B agrees that for Party A’s down payment for 2008, 50% is to be paid before December 31, 2007 and 50% is to be paid before the end of March 2008. Later on, down payment shall be fully paid before the end of December of each year. The down payments for three years are: 2008: RMB [****]*; 2009: RMB [****]*; 2010: RMB [****]*.
2.	Within the term of this Agreement, annual down payment is automatically transferred to next year per annum. Party A shall make up the deficit in the payable year. Annual down payment will offset the payment for goods in the last delivery month prior to the expiry of this Agreement. Within the term of this Agreement, if Party A breaches this Agreement by means of stopping to demand the goods, down payment will not be refunded; if Party B breaches this Agreement by means of stopping to supply the goods, Party B shall compensate Party A in a amount twice the down payment.
3.	Within the term of this Agreement, the pricing for the above respective years is based on the USD/RMB exchange rate of not lower than 6.89. If the USD/RMB exchange rate is lower than 6.89 and the duration continues for more than one month, Party A and Party B shall re-negotiate about product price and reference exchange rate.

*	This portion of the Wafer Supply Agreement has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 24b-2.

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4.	Party B may provide the silicon wafers in a thickness of less than 220µm. If Party A accepts the change of ordering specification, Party B agrees to grant an appropriate downward adjustment on the basis of the price specified herein.
Article 5 Supply and Payment Procedures
1.	Party B shall deliver the supply list for next month to Party A between the 15th day and the 20th day of each month, indicating quantity of delivery, quality, specifications and delivery period. Within one week after receiving Party B’s notice, Party A shall prepay to Party B the full amount of goods to be supplied next month.
2.	Within 3 working days after receiving the supply list from Party B, Party A shall give a written confirmation. The order finally determined by both parties in writing shall serve as the final basis for product supply of the current period. Upon confirmation, neither party may change it. Otherwise, the party who makes the changes shall bear the corresponding defaulting liability.
3.	If Party B delivers goods across quarters, Party A shall, in addition to the right to make settlement at the price of the quarter of actual delivery, be entitled to impose a fine on Party B at 1% of the amount of delayed goods. If Party A fails to demand goods on time, Party B shall, in addition to the right to collect payment at the original price, be entitled to impose a fine on Party A at 1% of the amount of delayed goods.
4.	Method of supply: goods are delivered to the place designated by Party A (limited to: Suzhou, Changshu, Shanghai, Xinyu).
Article 6 Acceptance and Objection
     Party A shall perform acceptance inspections on the day when it receives products. If Party A has any objection to product quality, it shall notify Party B of its objection within 90 days of receiving products; if no objection is raised within such 90-day period, Party A shall be deemed having no objection, unless the quality defects indeed cannot be identified within this period.

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Article 7 Party A’s Supply Obligation
     Party A agrees to supply [****]* tons of appropriate silicon materials to Party B at a preferential market price within 2 years, i.e. 2008: [****]* tons; 2009: [****]* tons. Party B shall make 100% payment for goods after it receives and signs the sales contract from Party A.
Article 8 Defaulting Liability
     If either party breaches the provisions of this Agreement, it shall bear the corresponding defaulting liability. If the quality of products supplied by Party B is not as agreed by both parties, Party A is entitled to return the products within 90 days and Party B shall make replacements immediately upon receipt of returned products.
Article 8 Both parties agree that Party A is entitled to demand the refund of down payment if:
1)	Party B fails to supply goods complying with quality requirements on time;
2)	Party B suspends production for a long period of time (more than 3 months), becomes bankrupt or has any of other material incidents;
3)	there are material changes to Party B’s equity structure or the equity structure of Party B’s principal shareholder, causing this Agreement unable to be performed (note: Party B bears the obligation to serve notices);
4)	Party B fails to perform its obligations pursuant to the provisions of this Agreement.
     Within 30 days after Party A gives a written request to Party B demanding the refund of down payment, Party B shall refund the down payment made by Party A. Only upon confirmation by both parties will the obligations hereunder be deemed to terminate.
Article 9 Applicable Law and Dispute Resolution
1.	The formation, validity, interpretation and performance of this Agreement and dispute resolution shall be governed by the laws of the mainland of the People’s Republic of China (note: mainland excludes Hong Kong, Macao and Taiwan).
2.	Any dispute arising out of or from the performance of or in connection with this Agreement shall be resolved by both parties by amicable consultation. In the event that no resolution can be reached by consultation, either party may refer such dispute to the China International Economic and Trade Arbitration Commission Shanghai Sub-commission (“CIETAC”) for arbitration in accordance with the CIETAC’s arbitration rules and the arbitration rules at the time of applying for arbitration. The arbitral award shall be final and binding upon both parties.

*	This portion of the Wafer Supply Agreement has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 24b-2.

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Article 10 Effectiveness of Agreement
     This Agreement shall become effective after it is signed by the legal representatives or authorized representatives of both parties and Party A’s first down payment is deposited to the account designated by Party B.
Article 11 Miscellaneous
     This Agreement is executed in four counterparts, with each party hereto retaining two counterparts (of which one is original and one is copy). The four counterparts shall have the same legal effect.
Party A: CSI Cells Co., Ltd.
Legal representative or authorized representative:
/s/ Shawn (Xiaohua) Qu
(with common seal of CSI Cells Co., Ltd.)
October 17, 2007
Party B: Jiangxi LDK Solar Hi-Tech Co., Ltd.
Legal representative or authorized representative:
/s/ Xiaofeng Peng
(with common seal of Jiangxi LDK Solar Hi-tech Co., Ltd.)
October 17, 2007

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